Exhibit 5.6

May 27, 2025

VIA SEDAR+ and EDGAR

British Columbia Securities Commission, as Principal Regulator

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

Manitoba Securities Commission

Ontario Securities Commission

Financial and Consumer Services Commission (New Brunswick)

Nova Scotia Securities Commission

Office of the Superintendent of Securities (Prince Edward Island)

Office of the Superintendent of Securities (Newfoundland and Labrador)

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Endeavour Silver Corp. (the “Company”)

Short Form Base Shelf Prospectus and Registration Statement– Consent of Expert

Reference is made to the Company’s short form base shelf prospectus dated May 27, 2025, including the documents incorporated by reference therein (the “Prospectus”), and the Company’s Registration Statement on Form F-10 dated the same date which contains, in part, the Prospectus (the “Registration Statement”). I, Dale Mah, B. Sc., P.Geo., Vice President, Corporate Development and a Qualified Person as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects, hereby consent to the use of my name in the Prospectus and the Registration Statement in connection with references to my involvement in the preparation of (i) the technical report entitled “NI 43-101 Technical Report: Updated Mineral Resource and Reserve Estimates for the Guanaceví Project, Durango State, Mexico”, dated December 14, 2022, with an effective date of November 5, 2022, (ii) the technical report entitled “NI 43-101 Technical Report: Updated Mineral Resource and Reserve Estimates for the Bolañitos Project, Guanajuato State, Mexico” dated December 14, 2022, with an effective date of November 9, 2022, (iii) the technical report entitled “NI 43-101 Technical Report on the Feasibility Study of the Terronera Project Jalisco State, Mexico - Amended” dated May 15, 2023, with an effective date of September 9, 2021, (iv) the technical report entitled “Technical Report on The Huachocolpa Uno Mine Property, Huancavelica Province, Peru” dated March 27, 2025, with an effective date of December 31, 2024 and (v) in the review and approval of certain scientific and technical information in the Company’s Management’s Discussion and Analysis for the year ended December 31, 2024, dated March 10, 2025, the Company’s Interim Management’s Discussion and Analysis for the period ended March 31, 2025, dated May 12, 2025 and the Company’s Annual Information Form for the year ended December 31, 2024, dated March 10, 2025 (collectively, the “Disclosure”) and to references to the Disclosure, or inclusion of portions thereof, in the Prospectus and the Registration Statement and to the inclusion and incorporation by reference of information derived from the Disclosure.

I also hereby confirm that I have read the Prospectus and the Registration Statement and I have no reason to believe there are any misrepresentations in the information contained therein that are derived from those sections of the Disclosure that I am responsible for reviewing, approving and preparing, or that are within my knowledge as a result of the services performed by me in connection with the Disclosure.

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Yours truly,

/s/ Dale Mah

Dale Mah, B. Sc., P. Geo.

Endeavour Silver Corp.